CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS THIRD QUARTER 2016 RESULTS
Delivers Third Quarter 2016 Diluted EPS, Excluding Special Items, of $0.35
BLOOMFIELD HILLS, Michigan, October 27, 2016 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2016. The Company reported third quarter net sales from continuing operations of $202.3 million, a decrease of 9.0% compared to third quarter 2015. The Company reported third quarter 2016 income from continuing operations of $8.8 million, or $0.19 per diluted share, as compared to income of $11.7 million, or $0.26 per diluted share, in the third quarter of 2015. Excluding Special Items(1) related to severance and business restructuring, third quarter 2016 diluted earnings per share from continuing operations would have been $0.35, as compared to $0.39 in third quarter 2015.
TriMas Highlights

•	Delivered third quarter 2016 diluted earnings per share, excluding Special Items, of $0.35, despite lower sales levels.

•	Increased operating profit margin, excluding Special Items, by 50 basis points, as compared to third quarter 2015.

•	Achieved solid progress against a comprehensive recovery plan in the Aerospace segment which resulted in 530 basis points of sequential quarterly margin improvement, excluding Special Items.

•	Generated Free Cash Flow(2) of $11.2 million for third quarter 2016, resulting in year-to-date Free Cash Flow of approximately 90% of income from continuing operations, excluding Special Items.

•	Reduced total debt by 11% as compared to September 30, 2015.

•	Initiated facility rationalization and infrastructure cost savings actions during the quarter to further streamline operations and drive improved performance.
"We achieved third quarter diluted earnings per share of $0.35, excluding Special Items, despite softer sales levels primarily related to challenges in the oil and gas end markets," said Thomas Amato, TriMas President and Chief Executive Officer. "I am pleased with the renewed focus and sense of urgency to drive future performance improvements, as evidenced by the additional footprint rationalization actions taken during the quarter."
Amato continued, "During my first three months at TriMas, we implemented more detailed analytics and increased the frequency of management reviews to drive improved operational execution and make TriMas and its businesses more nimble and responsive to changes in our end markets, which we believe will ultimately provide a competitive advantage. After spending time with our teams in the businesses, I am convinced there are many opportunities to further enhance operating performance by embracing a culture of continuous improvement and accelerating growth in high potential areas."
"Regarding our 2016 outlook, we are tightening our full-year 2016 diluted EPS guidance range from $1.22 to $1.30, to $1.24 to $1.28 per share, excluding Special Items. While we continue to experience softer sales levels, we are taking actions to further streamline the businesses, enabling us to hold the midpoint of our previously provided EPS guidance range. We are currently working on our 2017 budget, as well as our longer-term strategic plan, in which we expect to achieve earnings expansion, despite anticipated continued oil and gas end market softness," Amato continued.
Third Quarter Financial Results - From Continuing Operations

•
TriMas reported third quarter net sales of $202.3 million, a decrease of 9.0% as compared to $222.2 million in third quarter 2015. The positive sales impacts of a recent acquisition and organic initiatives were more than offset by sales declines resulting primarily from weakness in the oil and gas end markets and the impact of unfavorable currency exchange.

•
The Company reported operating profit of $17.8 million in third quarter 2016 as compared to $21.6 million in third quarter 2015. Excluding Special Items related to severance and business restructuring, third quarter 2016 operating profit would have been $28.1 million as compared to $29.9 million during third quarter 2015. Third quarter 2016 operating profit margin, excluding Special Items, increased 50 basis points to 13.9%, as the favorable impact of the Company's Financial Improvement Plan, on-going continuous improvement initiatives and a reduction in corporate expenses, more than offset the unfavorable impact of sales declines as compared to third quarter 2015.

•
Third quarter 2016 income from continuing operations was $8.8 million, or $0.19 per diluted share, as compared to $0.26 per diluted share in third quarter 2015. Excluding Special Items, third quarter 2016 income from continuing operations would have been $16.1 million, or $0.35 per diluted share, as compared to $0.39 in third quarter 2015, as a result of lower sales levels, which was partially offset by the Company's cost savings initiatives.

•
The Company reported Free Cash Flow (defined as Net Cash Provided by Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures) of $11.2 million for third quarter 2016 as compared to $1.5 million in third quarter 2015. Please see Appendix I for further details.

Financial Position
TriMas reported total debt of $402.4 million as of September 30, 2016, as compared to $419.6 million as of December 31, 2015, and $453.1 million as of September 30, 2015. TriMas ended third quarter 2016 with $100.9 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Segment Results - From Continuing Operations
Packaging
The Packaging segment continues to develop specialty dispensing and closure applications for global markets, including industrial, food and beverage, and health, beauty and home care. Net sales for the third quarter increased 2.7% as compared to the year ago period, as sales increases to the health, beauty and home care, and industrial end markets more than offset the impact of unfavorable currency exchange. Third quarter operating profit and the related margin percentage, excluding Special Items, decreased due to a higher level of selling, general and administrative expenses related to continued investment in growth and global capabilities, and the reversal of acquisition-related liabilities in third quarter 2015 that did not recur in third quarter 2016, partially offset by the impact of continuous improvement initiatives.
Aerospace
The Aerospace segment is focused on increasing manufacturing throughput and manufacturing efficiency, developing and qualifying additional highly-engineered products, and leveraging broader capabilities to better serve its customers. Net sales for the third quarter increased 4.5% as compared to the year ago period, as a result of incremental sales related to the November 2015 acquisition of a machined components facility, partially offset by lower sales to distribution customers and production constraints. Third quarter operating profit and the related margin percentage, excluding Special Items, decreased due to a less favorable product sales mix and costs of recovery actions to address shorter-term production inefficiencies.
Energy
The Energy segment continues to leverage lower costs resulting from business restructuring, as well as operational and manufacturing improvements. Third quarter net sales decreased 25.9% as compared to the year ago period, due to reduced demand levels from downstream oil and gas customers, lower sales from international branches, lower levels of new facility engineering and construction activity and the impact of unfavorable currency exchange. Third quarter operating profit, excluding Special Items, decreased due to the impact of the reduced sales levels and lower fixed cost absorption. The related operating profit margin increased, however, as the impact of the sales decline was more than offset by savings achieved from cost reduction actions.
Engineered Components
The Engineered Components segment has responded to the dramatic drop in oil prices by reducing its fixed cost structure. Third quarter net sales decreased 29.5% as compared to the year ago period, primarily due to lower sales of engines and compressors resulting from the impact of low oil prices and significantly reduced oil and gas drilling activity. Sales of industrial cylinders also decreased as a result of continued softness in general industrial end markets and customer consolidation. Third quarter operating profit, excluding Special Items, decreased primarily due to reduced sales levels and lower fixed cost absorption. However, the related operating profit margin increased, as the impact of the sales decline was more than offset by savings achieved from cost reduction actions and continuous improvement initiatives.

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations.
2016 Outlook
The Company is refining its full year 2016 outlook from continuing operations. The Company now estimates that 2016 sales will decline by 6% to 8% as compared to 2015. The Company also expects full-year 2016 diluted earnings per share to be $1.24 to $1.28 per share (previously $1.22 to $1.30 per share), excluding any current or future events that may be considered Special Items. In addition, the Company continues to expect 2016 Free Cash Flow (defined as Net Cash Provided by Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures) to be between $55 million and $65 million, or approximately 100% of net income, excluding Special Items.

Conference Call Information
TriMas Corporation will host its third quarter 2016 earnings conference call today, Thursday, October 27, 2016, at 10 a.m. ET. The call-in number is (888) 601-3864. Participants should request to be connected to the TriMas Corporation third quarter 2016 earnings conference call (Conference ID #6532559). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #6532559) beginning October 27, 2016 at 3 p.m. ET through November 3, 2016 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; the potential impact of Brexit; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; potential costs and savings related to facility consolidation activities; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas is a diversified, global manufacturer of engineered products with approximately 4,000 dedicated employees in 13 countries. We provide customers with innovative product solutions through our businesses which operate in four segments: Packaging, Aerospace, Energy and Engineered Components. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$22,550	$19,450
Receivables, net	130,440	121,990
Inventories	171,260	167,370
Prepaid expenses and other current assets	7,530	17,810
Total current assets	331,780	326,620
Property and equipment, net	182,000	181,130
Goodwill	377,380	378,920
Other intangibles, net	258,400	273,870
Other assets	8,840	9,760
Total assets	$1,158,400	$1,170,300
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,840	$13,850
Accounts payable	76,140	88,420
Accrued liabilities	45,950	50,480
Total current liabilities	135,930	152,750
Long-term debt, net	388,580	405,780
Deferred income taxes	9,530	11,260
Other long-term liabilities	57,350	53,320
Total liabilities	591,390	623,110
Total shareholders' equity	567,010	547,190
Total liabilities and shareholders' equity	$1,158,400	$1,170,300

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net sales	$202,290	$222,190	$608,490	$671,220
Cost of sales	(144,240)	(159,720)	(437,440)	(484,110)
Gross profit	58,050	62,470	171,050	187,110
Selling, general and administrative expenses	(40,260)	(40,910)	(118,150)	(123,320)
Operating profit	17,790	21,560	52,900	63,790
Other expense, net:
Interest expense	(3,480)	(3,440)	(10,230)	(10,610)
Debt financing and extinguishment costs	—	—	—	(1,970)
Other expense, net	(200)	(720)	(130)	(2,330)
Other expense, net	(3,680)	(4,160)	(10,360)	(14,910)
Income from continuing operations before income tax expense	14,110	17,400	42,540	48,880
Income tax expense	(5,330)	(5,690)	(14,980)	(16,740)
Income from continuing operations	8,780	11,710	27,560	32,140
Loss from discontinued operations, net of tax	—	—	—	(4,740)
Net income	$8,780	$11,710	27,560	27,400
Basic earnings per share:
Continuing operations	$0.19	$0.26	$0.61	$0.71
Discontinued operations	—	—	—	(0.10)
Net income per share	$0.19	$0.26	$0.61	$0.61
Weighted average common shares—basic	45,435,936	45,157,412	45,381,592	45,102,067
Diluted earnings per share:
Continuing operations	$0.19	$0.26	$0.60	$0.70
Discontinued operations	—	—	—	(0.10)
Net income per share	$0.19	$0.26	$0.60	$0.60
Weighted average common shares—diluted	45,760,455	45,499,104	45,713,873	45,439,618

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net income	$27,560	$27,400
Loss from discontinued operations	—	(4,740)
Income from continuing operations	27,560	32,140
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of property and equipment	1,350	590
Depreciation	17,710	16,430
Amortization of intangible assets	15,330	15,790
Amortization of debt issue costs	1,000	1,360
Deferred income taxes	360	(4,220)
Non-cash compensation expense	5,240	4,590
Excess tax benefits from stock based compensation	(640)	(300)
Debt financing and extinguishment costs	—	1,970
Increase in receivables	(9,790)	(15,790)
Increase in inventories	(4,560)	(7,010)
(Increase) decrease in prepaid expenses and other assets	10,780	(1,020)
Decrease in accounts payable and accrued liabilities	(17,150)	(15,540)
Other, net	(780)	(250)
Net cash provided by operating activities of continuing operations	46,410	28,740
Net cash used for operating activities of discontinued operations	—	(14,030)
Net cash provided by operating activities	46,410	14,710
Cash Flows from Investing Activities:
Capital expenditures	(22,390)	(20,360)
Net proceeds from disposition of property and equipment	120	1,680
Net cash used for investing activities of continuing operations	(22,270)	(18,680)
Net cash used for investing activities of discontinued operations	—	(2,510)
Net cash used for investing activities	(22,270)	(21,190)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	—	275,000
Repayments of borrowings on term loan facilities	(10,380)	(441,410)
Proceeds from borrowings on revolving credit and accounts receivable facilities	314,860	995,620
Repayments of borrowings on revolving credit and accounts receivable facilities	(324,780)	(1,006,490)
Payments for deferred purchase price	—	(5,810)
Debt financing fees	—	(1,850)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(1,500)	(2,620)
Proceeds from exercise of stock options	120	430
Excess tax benefits from stock based compensation	640	300
Cash transferred to the Cequent businesses	—	(17,050)
Net cash used for financing activities of continuing operations	(21,040)	(203,880)
Net cash provided by financing activities of discontinued operations	—	208,400
Net cash provided by (used for) financing activities	(21,040)	4,520
Cash and Cash Equivalents:
Net increase (decrease) for the period	3,100	(1,960)
At beginning of period	19,450	24,420
At end of period	$22,550	$22,460
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,870	$12,320
Cash paid for taxes	$9,130	$22,260

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Packaging
Net sales	$90,330	$87,930	$258,550	$256,470
Operating profit	$20,090	$21,870	$59,340	$60,090
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,660	$280	$2,720	$710
Excluding Special Items, operating profit would have been	$21,750	$22,150	$62,060	$60,800

Aerospace
Net sales	$47,430	$45,380	$132,020	$134,340
Operating profit	$6,660	$7,110	$13,670	$22,410
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,240	$1,120	$2,800	$2,740
Excluding Special Items, operating profit would have been	$7,900	$8,230	$16,470	$25,150

Energy
Net sales	$38,230	$51,600	$122,930	$152,910
Operating loss	$(1,870)	$(3,560)	$(8,570)	$(10,390)
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$3,640	$5,860	$13,230	$11,200
Excluding Special Items, operating profit would have been	$1,770	$2,300	$4,660	$810

Engineered Components
Net sales	$26,300	$37,280	$94,990	$127,500
Operating profit	$3,180	$4,380	$12,620	$16,570
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$230	$90	$400	$230
Excluding Special Items, operating profit would have been	$3,410	$4,470	$13,020	$16,800

Corporate Expenses
Operating loss	$(10,270)	$(8,240)	$(24,160)	$(24,890)
Special Items to consider in evaluating operating loss:
Severance and business restructuring costs	$3,560	$940	3,560	940
Excluding Special Items, operating loss would have been	$(6,710)	$(7,300)	(20,600)	(23,950)

Total Continuing Operations
Net sales	$202,290	$222,190	$608,490	$671,220
Operating profit	$17,790	$21,560	$52,900	$63,790
Total Special Items to consider in evaluating operating profit	$10,330	$8,290	$22,710	$15,820
Excluding Special Items, operating profit would have been	$28,120	$29,850	$75,610	$79,610

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Income from continuing operations, as reported	$8,780	$11,710	$27,560	$32,140
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	7,350	6,120	16,570	12,050
Debt extinguishment costs	—	—	—	1,240
Excluding Special Items, income from continuing operations would have been	$16,130	$17,830	$44,130	$45,430

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Diluted earnings per share from continuing operations, as reported	$0.19	$0.26	$0.60	$0.70
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.16	0.13	0.36	0.27
Debt extinguishment costs	—	—	—	0.03
Excluding Special Items, diluted EPS from continuing operations would have been	$0.35	$0.39	$0.96	$1.00
Weighted-average shares outstanding	45,760,455	45,499,104	45,713,873	45,439,618

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$13,470	$7,160	$20,630	$8,260	$730	$8,990
Less: Capital expenditures of continuing operations	(9,430)	—	(9,430)	(7,470)	—	(7,470)
Free Cash Flow from continuing operations	4,040	7,160	11,200	790	730	1,520
Income from continuing operations	8,780	7,350	16,130	11,710	6,120	17,830
Free Cash Flow as a percentage of income from continuing operations	46%		69%	7%		9%

	Nine months ended September 30,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$46,410	$15,520	$61,930	28,740	$730	$29,470
Less: Capital expenditures of continuing operations	(22,390)	—	(22,390)	(20,360)	—	(20,360)
Free Cash Flow from continuing operations	24,020	15,520	39,540	8,380	730	9,110
Income from continuing operations	27,560	16,570	44,130	32,140	13,290	45,430
Free Cash Flow as a percentage of income from continuing operations	87%		90%	26%		20%